Exhibit 10.1

MICHAEL SOSNOWIK
233 Narragansett Avenue
Lawrence, New York 11559

January 31, 2007

Lab123, Inc.
100 Field Drive, Suite 240
Lake Forest, Illinois 60045

Gentlemen:

Reference is made to the Employment Agreement, dated as of August 30, 2006 between Lab123, Inc. (the “Company”) and me, as amended pursuant to a letter agreement dated December 28, 2006 (collectively, the “Employment Agreement”).

It is hereby agreed that, except as provided herein, the Employment Agreement is terminated effective immediately.

1. I will remain a full-time employee of the Company through January 31, 2007 and work my last three full time days in Chicago, Illinois.

2. During a transition period from February 1, 2007 to and including May 1, 2007 (the “Transition Period”) I will make myself be available to assist the Company in any issues and/or customer solicitations that are open as of the date hereof.

3. During the Transition Period I will continue to receive my salary in the same amount and on the same bi-weekly schedule as set forth in the Employment Agreement. Additionally, in accordance with the policies and procedures of the Company, the Company shall reimburse me for all reasonable business expenses which I have incurred prior to, or will incur during, the Transition Period. I shall incur no new expenses after the date hereof without the prior consent of the Company.

4. During the Transition Period the Company will continue to maintain for my benefit the same insurance coverage as maintained for my benefit prior to the date hereof.

5. At then end of the Transition Period I shall be offered the option to continue my health insurance coverage insurance at my expense under the provisions and subject to the limitations of COBRA.

6. The covenant not to compete which I gave to the Company under Section 10(b) of the Employment Agreement shall continue during the Transition Period and expire on May 1, 2007. My covenant of Confidentiality given under Section 10(a) of the Employment Agreement shall continue indefinitely. All other contractual obligations and restrictions which existed between me and the Company under the Employment Agreement will remain in force during the Transition Period, but will become null and void at the end of the Transition Period.

7. I am simultaneously herewith delivering to the Board of Directors of the Company my resignation as an officer and director of the Company.

8. The provisions set forth in Section 11 of the Employment Agreement shall also govern this letter agreement.

Please indicate your agreement with the foregoing by signing a copy of this letter in the space indicated below.

Very truly yours,
/s/ Michael Sosnowik

Michael Sosnowik

TERMS AGREED TO:

LAB123, INC

By:	/s/ Henry Warner
Henry Warner, Chairman of the Board